EXHIBIT 99.04

OFFER TO EXCHANGE

0.4846 of a Share of Common Stock

of

XCEL ENERGY INC.

for

Each Outstanding Share of Common Stock

of

NRG ENERGY, INC.

This offer is open to all holders of shares of NRG Common Stock.

This Offer, and Your Right to Withdraw Shares of NRG Common Stock You Tender into this Offer, Will Expire at 5:00 p.m., New York City Time, on April 10, 2002, Unless Xcel Energy Extends this Offer.

March 13, 2002

To Our Clients:

      Xcel Energy is offering, on behalf of and as agent for its subsidiary, NRG Acquisition Company, LLC (the Purchaser), to exchange 0.4846 of a share of Xcel Energy common stock, as described in Xcel Energy’s prospectus, dated March 13, 2002, for each outstanding share of NRG Common Stock, upon the terms and subject to the conditions set forth in the prospectus and in the related letter of transmittal we have enclosed, as they may be amended or supplemented.

      We are the registered holder, directly or indirectly, of shares of NRG Common Stock held for your account. A tender of your shares can be made only by us as the registered holder and pursuant to your instructions. The enclosed letter of transmittal is furnished to you for your information only and cannot be used by you to tender shares held by us for your account.

      We request instructions as to whether you wish us to tender any or all of the shares of NRG Common Stock held by us for your account, upon the terms and subject to the conditions set forth in Xcel Energy’s prospectus and letter of transmittal.

      Your attention is directed to the following:

1. The consideration per share of NRG Common Stock is 0.4846 of a share of Xcel Energy common stock, plus cash in lieu of fractional shares.

2. This offer is being made for all outstanding shares of NRG Common Stock.

3. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the dealer manager, the exchange agent or the information agent. However, federal income tax backup withholding may be required, unless an exemption is provided or unless the required tax identification information is provided. See Instruction 10 of the letter of transmittal.

4. This offer and the right to withdraw shares tendered into this offer, will expire at 5:00 p.m., New York City time, on April 10, 2002, unless Xcel Energy extends the offer.

5. No shares of NRG Common Stock will be acquired pursuant to the offer unless NRG stockholders who are not directors or executive officers of Xcel Energy tender into the offer enough shares so that the Purchaser would own, when taken together with the shares of NRG Common Stock that the Purchaser would hold after conversion of NRG Class A shares owned by the Purchaser, at least 90% of NRG’s outstanding shares of NRG Common Stock. This condition will not be waived. The offer is also subject to several other conditions, see “The Offer — Conditions of the Offer” in the prospectus.

6. If Xcel Energy and the Purchaser successfully complete this offer, the Purchaser will effect a “short-form” merger with NRG as soon as possible after completion of the offer, unless it is prevented from doing so by a court. In the merger, each share of NRG Common Stock remaining outstanding (other than shares of NRG Common Stock owned directly or indirectly by Xcel Energy and shares held by stockholders who properly perfect their appraisal rights under Delaware law) will be converted into the same consideration per share that NRG stockholders receive pursuant to the offer.

7. Notwithstanding any other provision of the offer, delivery of Xcel Energy shares and cash in lieu of fractional shares pursuant to the offer will in all cases be made only after timely receipt by the exchange agent of (1)(a) certificates for tendered shares of NRG Common Stock, or timely confirmation of a book-entry transfer of those shares into the exchange agent’s account at The Depository Trust Company, pursuant to the procedures described in “The Offer — Procedure for Tendering Shares” of the prospectus and in the letter of transmittal, and (b) a properly completed and duly executed letter of transmittal, or a properly completed and manually signed facsimile copy of it, with any required signature guarantees and all other documents required by the letter of transmittal, or (2) an “agent’s message” in connection with a book-entry transfer as described in the letter of transmittal and in the prospectus. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmation of book-entry transfer of such shares are actually received by the exchange agent. Under no circumstances will interest be paid on any cash in lieu of fractional shares to be paid by Xcel Energy, regardless of any extension of the offer or any delay in making such payment.

      The offer is made solely by Xcel Energy’s prospectus and the related letter of transmittal and any supplements or amendments thereto. Xcel Energy and the Purchaser are not aware of any state in which the making of this offer or the acceptance of shares of NRG Common Stock pursuant to this offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Xcel Energy and the Purchaser become aware of any valid state statute prohibiting the making of this offer or the acceptance of shares pursuant to this offer, Xcel Energy and the Purchaser will make a good faith effort to comply with that statute. If, after such good faith effort, Xcel Energy and the Purchaser cannot comply with any such state statute, this offer will not be made to (nor will tenders be accepted from or on behalf of) stockholders residing in any such jurisdiction. In any jurisdiction in which the securities, Blue Sky or other laws require this offer to be made by a licensed broker or dealer, this offer will be deemed to be made on behalf of Xcel Energy and the Purchaser by Lehman Brothers Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      If you wish to have us tender any or all of your shares of NRG Common Stock, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instruction form is enclosed. If you authorize the tender of your shares, all your shares of NRG Common Stock will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the expiration of the offer.

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Instructions with Respect to the

Offer to Exchange

0.4846 of a Share of Common Stock

of

XCEL ENERGY INC.
for
Each Outstanding Share of Common Stock
of
NRG ENERGY, INC.

         The undersigned acknowledge(s) receipt of your letter, the enclosed prospectus, dated March 13, 2002, and the related letter of transmittal (which, together with any amendments or supplements thereto, constitute the offer) relating to the offer by Xcel Energy, on behalf of and as agent for its subsidiary, NRG Acquisition Company, LLC, to exchange 0.4846 of a shares of Xcel Energy for each outstanding share of NRG Common Stock, plus cash in lieu of fractional shares.

      This form will instruct you to tender the number of shares of NRG Common Stock indicated below (or, if no number is indicated below, all shares of NRG Common Stock) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the offer.

Number of Shares of NRG’s Common Stock to be Tendered:*                                                    Shares

Date: ________________________________________, 2002

SIGN HERE

Signature(s):

Print Name(s):

Print Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

*	Unless otherwise indicated, it will be assumed that all shares of NRG Common Stock held by us for your account are to be tendered.

This form must be returned to the brokerage firm maintaining your account.

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